Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, dated as of November 4, 2014 (this “Agreement”), is made and entered into by and between Sterling National Bank (the “Bank”), a national bank organized under the laws of the United States and a wholly owned subsidiary of Sterling Bancorp, Inc., a Delaware corporation (“Sterling”), and Stephen R. Brown (“Executive”).

WHEREAS, as of the date of this Agreement, Executive is the President and Chief Executive Officer of Hudson Valley Holding Corp., a New York corporation (“Hudson”), and Hudson Valley Bank, N.A., a national banking association organized under the laws of the United States (“Hudson Valley Bank”); and

WHEREAS, concurrently herewith, Sterling and Hudson have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Hudson will be merged with and into Sterling, with Sterling continuing as the surviving company;

WHEREAS, Executive has invaluable knowledge and expertise regarding the business of Hudson;

WHEREAS, due to Executive’s knowledge and expertise, the Bank wishes to have the cooperation of, and access to, Executive following the Effective Time (as defined in the Merger Agreement); and

WHEREAS, as an inducement and a condition to Sterling entering into the Merger Agreement, and as part of the transactions contemplated by the Merger Agreement, Executive has agreed, in exchange for adequate consideration hereunder, to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.                                      Consulting Period.  Executive shall render the Services (as defined below) for the period beginning on the date on which the Effective Time occurs (the “Effective Date”) and ending upon the first anniversary of the Effective Date, unless earlier terminated in accordance with Section 6 (the “Consulting Period”).

2.                                      Services.  During the Consulting Period, Executive shall provide general advisory services as reasonably requested by the Chief Executive Officer of the Bank in connection with the integration of Sterling and Hudson, including transitioning client and customer relationships (the “Services”).  During the Consulting Period, Executive shall provide the Services at such times and in such locations as shall be mutually agreed between the parties.

3.                                      Remuneration.

(a)                                 Consulting Fee.  In consideration for agreeing to provide the Services and for agreeing to the covenants set forth in Section 7, Executive shall receive (i) a lump sum cash payment equal to $575,000, which shall be payable to Executive within 10 business days following the Effective Date; and (ii) an amount in cash equal to $275,000, which shall be payable to Executive in equal monthly installments in arrears over the Consulting Period, subject to Executive’s continued compliance with this Agreement (collectively, the “Consulting Fees”).

(b)                                 Expenses.  The Bank shall reimburse Executive pursuant to the Bank’s reimbursement policies as in effect from time to time for senior executives for reasonable business expenses incurred by Executive in connection with the performance of the Services.

(c)                                  No Benefits.  Executive acknowledges and agrees that he shall not be entitled to participate in any benefit plans of Sterling, Hudson, or their respective affiliates, other than pursuant to his rights to continued health care and life insurance benefits under Section 3(b)(2) of that certain Change in Control Agreement, dated as of April 10, 2014, by and among Hudson, Hudson Valley Bank, and Executive.

4.                                      Sole Consideration.  Except as specifically provided in Section 3, Executive shall be entitled to no compensation or benefits from Sterling or its affiliates with respect to the Services, including, without limitation, any bonus or equity awards or other long-term incentive awards, and shall not be credited with any service, age, or other credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of Sterling or its affiliates.

5.                                      Status as a Non-Employee.  The Bank and Executive acknowledge and agree that, in performing the Services pursuant to this Agreement, Executive shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner, or joint venturer of or with Sterling or its affiliates.  Executive acknowledges that Executive is and shall be solely responsible for the payment of all federal, state, local, and foreign taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided hereunder and shall not be eligible to participate in or accrue benefits under any employee benefit plan sponsored by Sterling or its affiliates.

6.                                      Termination of Consulting Period.

(a)                                 Termination.  Either the Bank or Executive may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other party with 30 days’ advance written notice of such termination.

(b)                                 Payments upon Termination.  Upon termination of the Consulting Period for any reason, the Bank shall pay to Executive any earned but unpaid Consulting Fees for Services rendered prior to the date of termination and shall reimburse Executive for any business expenses incurred prior to such termination and for which Executive would be entitled to reimbursement pursuant to Section 3(b).  In addition, upon a termination of the Consulting Period by the Bank without Cause (as defined below), Executive shall be entitled to a lump sum cash payment equal to the sum of the unpaid Consulting Fees for the period from the date of termination through first anniversary of the Effective Date.  Any amounts payable upon termination shall be paid within 10 business days of the date of termination.  For purposes of this Agreement, “Cause” shall mean a material breach by Executive of this Agreement, which breach remains uncured after notice from the Bank and a reasonable opportunity to cure.

7.                                      Restrictive Covenants.

(a)                                 Noncompetition.  For a period of 12 months following the Effective Time (the “Restricted Period”), Executive shall not, without the written consent of the Bank, either directly or indirectly in any capacity, including but not by way of limitation, as an owner, employee, employer, operator, investor, independent contractor, agent, stockholder, partner (general or limited), joint venturer, member, manager, officer, director, consultant, franchisee, franchiser, adviser, or co-worker, whether or not for compensation, enter into, conduct, participate or engage in a Competing Business (as defined below) within 25 miles of any location in which Sterling, the Bank, or any of their respective affiliates (including Hudson and Hudson Valley Bank) has a branch or business office.  For purposes of this Agreement, “Competing Business” shall mean any person, firm, corporation or other entity, in whatever form, that engaged or engages in the businesses in which Sterling, Hudson, and their respective affiliates engage, including the sale or servicing of banking and financial products and services, including business and consumer lending, asset-based financing, residential mortgage warehouse funding, factoring/accounts receivable management services, equipment financing, commercial and residential mortgage lending and brokerage, deposit services (including municipal deposit services) and trade financing, sale of annuities, life and health insurance products, title insurance services, real estate investment trusts and investment advisory services; provided that it shall not be a violation of this provision for Executive to own less than a 2.5% ownership interest in any such institution or holding company as a passive investor.

(b)                                 Nonsolicitation of Employees.  During the Restricted Period, Executive shall not, without the written consent of the Bank, either directly or indirectly, induce or attempt to induce any employee or independent contractor of Sterling, Hudson or any of their respective affiliates to terminate his or her employment or engagement with the Bank or its affiliates.

(c)                                  Nonsolicitation of Customers.  During the Restricted Period, Executive shall not, without the written consent of the Bank, solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any client, customer or other business relation (whether current or prospective) of Sterling, Hudson, or their respective affiliates, (i) to terminate an existing business or commercial relationship with Sterling, Hudson, or such affiliates or (ii) to reduce the amount of business that any client, customer or other business relation has customarily done or contemplates doing with Sterling, Hudson, or such affiliate, whether or not the relationship between Sterling, Hudson, or such affiliate and such client, customer, or other business relation was originally established, in whole or in part, through Executive’s efforts, or in any way interfere with the relationship between any such client, customer, or business relation, on the one hand, and Sterling, Hudson, or such affiliate, on the other hand.

(d)                                 Confidential Information.  Executive acknowledges that in the course of Executive’s employment with, service to and involvement with Sterling, Hudson, and their respective affiliates (including their predecessor and any successor entities), Executive has obtained or may obtain secret or confidential information, knowledge or data concerning Sterling’s, Hudson’s and their respective affiliates’ businesses, strategies, operations, clients, customers, prospects, financial affairs, organizational and personnel matters, policies, procedures and other nonpublic matters, or concerning those of third parties.  Executive shall hold in a fiduciary capacity for the benefit of Sterling, Hudson and their respective affiliates all secret or confidential information, knowledge or data relating to Sterling, Hudson, or such affiliates, and their respective businesses, which shall have been obtained by Executive during Executive’s employment by Hudson or any of its affiliates and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement).  All records, files, memoranda, reports, customer lists, documents and the like (whether in paper or electronic format) that Executive has used or prepared during his employment prior to the Effective Time shall remain the sole property of Executive and shall remain at (or be promptly returned to) Sterling’s premises.  After termination of Executive’s employment with Hudson, Executive shall not, without the prior written consent of the Bank or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Bank and those designated by it.  The confidentiality provision contained herein is in addition to and not in limitation of Executive’s duties as an officer and director under applicable law.

(e)                                  Prior Notice Required.  Executive hereby agrees that prior to accepting employment or any other service engagement with any other person or entity during the Restricted Period, Executive shall provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to the General Counsel of the Bank.

(f)                                   Cooperation.  Executive shall (i) furnish such information and assistance to Sterling, Hudson and their affiliates, as may reasonably be requested by Sterling with respect to any matter, project, initiative, or effort for which Executive is or was responsible or has relevant knowledge or has or had substantial involvement in while employed by Hudson, (ii) cooperate with Sterling, Hudson, and their affiliates during the course of all third-party proceedings arising out of the business of Hudson about which Executive has knowledge or information, and (iii) cooperate with Sterling, Hudson, and their affiliates in connection with a valuation of Executive’s agreement to refrain from performing services under this Agreement.

8.                                      Acknowledgment.  Executive agrees and acknowledges that:  (i)  this Agreement is ancillary to the Merger Agreement; (ii) the provisions hereof are reasonable and necessary to protect the legitimate business interests of Sterling, the Bank, and their respective affiliates (including Hudson and Hudson Valley Bank) from and after the Effective Time; (iii) the breach of this Agreement by Executive will result in irreparable harm to Sterling, the Bank, and such affiliates; and (iv) Executive will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 7 or the Bank’s enforcement thereof.

9.                                      Remedies.  In the event of a breach or threatened breach by Executive of Section 7, Executive hereby consents and agrees that the Bank shall be entitled to seek, in addition to other available remedies, specific performance, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction in accordance with Section 10(d), without the requirement to post a bond.  The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief (including, without limitation, recoupment or clawback of any previously paid portion of the Consulting Fees and termination of the Bank’s obligation to pay any unpaid portion of the Consulting Fees).  If any of the covenants set forth in Section 7 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining covenants shall not be affected thereby.

10.                               Miscellaneous.

(a)                                 Non-Assignability.  This Agreement may not be assigned by Executive.

(b)                                 Binding on Successors and Assigns.  This Agreement shall inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto.  Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.

(c)                                  Entire Agreement.  This Agreement contains the entire and complete agreement among the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous arrangements, agreements or understandings among the parties, written or oral, express or implied, that may have related to the subject matter hereof.  This Agreement may be amended only by a written instrument duly executed by the parties.

(d)                                 Governing Law.  This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of New York, without regard to conflict of laws provisions.  Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the State of New York.  The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(e)                                  Notices.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Bank:

Sterling National Bank
400 Rella Boulevard
Montebello, NY  10901
Attention:                                         Dale C. Fredston

If to Executive:    At the most recent address listed in the Bank’s records.

(f)                                   Severability.  Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g)                                  Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement.

(h)                                 Tax Withholding.  The Bank may withhold from any amounts payable under this Agreement such United States federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

11.                               Effective Date.  This Agreement shall be effective as of the Effective Date.  In the event the Merger Agreement is terminated by the parties thereto without the transactions contemplated thereby having been consummated, this Agreement shall be deemed null and void ab initio.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STERLING NATIONAL BANK

By:	/s/ Jack Kopnisky
Name: Jack Kopnisky
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Stephen R. Brown
Stephen R. Brown

[Signature Page to Brown Consulting Agreement]